NEWS RELEASE

Exhibit 99.1

Contact: Mary Winn Settino

Investor and Public Relations

(914) 767-7216

msettino@pepsi.com

FOR IMMEDIATE RELEASE

THE PEPSI BOTTLING GROUP REALIGNS TO REFLECT
CHANGING MARKETPLACE

SOMERS, N.Y., August 8, 2007 — The Pepsi Bottling Group (NYSE: PBG) today announced that it is realigning its organization to adapt to changes in the marketplace and improve operating efficiencies. In the U.S. and Canada, PBG will streamline certain field operations to centralize decision making and increase speed to market. The Company also will invest in its supply chain organization to more effectively deliver on evolving customer and consumer trends for greater variety. In select international territories, the Company will realign its workforce to improve productivity.

“The consolidation of our retail customers and consumer demand for more variety are the two primary market forces driving this realignment,” said Eric J. Foss, President and Chief Executive Officer of PBG. “By making organizational changes that reflect new market dynamics as well as investing in our supply chain operations, PBG will be better positioned to capture the full growth potential of our product portfolio, while enhancing our selling, service and operational capabilities. We are confident these moves will help us grow long-term shareholder value.”

In the second half of 2007, PBG will record a pre-tax charge of approximately $30 to $40 million, or $0.09 to $0.12 per diluted share after-tax, associated with this realignment, which is primarily for severance and other employee-related costs. The after-tax cash expenditures are expected to be approximately $20 to $25 million. The organizational realignment is expected to result in annualized, pre-tax savings of approximately $30 million.

As a result of the realignment, the number of business units in the U.S. and Canada will be reduced from eight to six. Approximately 150 management positions will be eliminated. Internationally, there will be a reduction of up to 550 hourly positions.

Additionally, due to changing customer and consumer demands, PBG is evaluating the returns on its full service vending equipment. This review will potentially result in an additional non-cash charge in the second half of 2007 to retire select equipment. The results will be disclosed at the time of the Company’s third quarter 2007 earnings release.

As previously announced, PBG will record a non-cash benefit of approximately $45 million ($0.19 per diluted share after-tax) due to the reversal of net tax contingencies in the third quarter of 2007. Excluding all of the above items, the Company continues to forecast 2007 adjusted diluted earnings per share of $2.02 to $2.07. Operating free cash flow guidance for the year is also unchanged at $540 to $550 million.

The Pepsi Bottling Group, Inc. is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With more than 70,000 employees and sales of nearly $13 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain, and Turkey. To receive press releases by e-mail, please visit http://www.pbg.com.

Forward-Looking Statement:

Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 30, 2006.

Non-GAAP Measures

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance we sometimes use “non-GAAP” financial measures as defined by the Securities and Exchange Commission. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including under the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

2007 Full Year Guidance

Diluted Earnings Per Share
Reported	$2.09- $2.17

Reversal of Net Tax Contingencies	$(0.19)

Organizational Realignment Charge	$0.12- $0.09

As Adjusted	$2.02 - $2.07

Operating Free Cash Flow (OFCF)

The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.

The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.

PBG expects its full-year 2007 OFCF to be in the range of $540 to $550 million. We anticipate capital expenditures of approximately $780 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.3 billion. We are unable to separately estimate the excess tax benefits from the exercise of stock options.